UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 3, 2013

FOUR OAKS FINCORP, INC.
(Exact name of registrant as specified in its charter)

North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
6114 U.S. 301 South
Four Oaks, North Carolina	27524
(Address of principal executive offices)	(Zip Code)

(919) 963-2177
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Four Oaks Fincorp, Inc. (the “Company”) held its Annual Meeting of Shareholders on June 3, 2013. The shareholders considered five proposals, each of which is described in more detail in the Company's definitive proxy statement dated May 3, 2013.

Proposal 1: To elect nine nominees to the Company's Board of Directors. The votes were cast as follows:

	For	Withheld	Broker Non-Votes
Robert Gary Rabon	3,689,904	321,806	1,610,098
William J. Edwards	3,677,770	333,940	1,610,098
John H. Lampe, II	3,638,328	373,382	1,610,098
Percy Y. Lee	3,637,835	373,875	1,610,098
Ayden R. Lee, Jr.	3,628,243	383,467	1,610,098
Warren L. Grimes	3,491,294	520,416	1,610,098
Michael A. Weeks	3,552,182	459,529	1,610,098
Dr. R. Max Raynor, Jr.	3,509,816	501,894	1,610,098
Paula Canaday Bowman	3,493,316	518,394	1,610,098

All director nominees were duly elected.

Proposal 2: To ratify the appointment of Cherry Bekaert LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013. The votes were cast as follows:

For	Against	Abstain
5,405,513	172,560	43,734

Proposal 2 was approved.

Proposal 3: To approve an amendment to the Articles of Incorporation of the Company, as amended, increasing the number of authorized shares of the Company's common stock from 20,000,000 to 80,000,000. The votes were cast as follows:

For	Against	Abstain
4,534,483	899,565	187,760

Proposal 3 was approved.

Proposal 4: To vote, on an advisory (nonbinding) basis, to approve executive compensation. The votes were cast as follows:

For	Against	Abstain	Broker Non-Votes
3,369,644	476,740	165,325	1,610,098

Proposal 4 was approved.

Proposal 5: To vote, on an advisory (nonbinding) basis, on the frequency of future shareholder advisory votes to approve executive compensation. The votes were cast as follows:

One Year	Two Years	Three Years	Abstain	Broker Non-Votes
3,362,396	127,634	164,144	357,536	1,610,098

The shareholders approved, on an advisory (nonbinding) basis, an annual advisory vote on executive compensation. In light of these results, which are consistent with the Company's recommendation, the Company will hold an advisory (nonbinding) vote on executive compensation every year until such time as the next advisory (nonbinding) vote regarding the frequency of advisory (nonbinding) votes on executive compensation is submitted to the Company's shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR OAKS FINCORP, INC.
By: /s/ Nancy S. Wise
Nancy S. Wise
Executive Vice President,
Chief Financial Officer
Date: June 6, 2013